Exhibit 99.8(b)(ii)

                               AMENDMENT NO. 1 TO
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              FUND PARTICIPATION AGREEMENT - SEPARATE ACCOUNT NO. 2
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         THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT - SEPARATE ACCOUNT
NO. 2 ("Amendment") is made and entered into as of this 1st day of May, 1989, by and among Mutual of America Life Insurance Company ("Mutual"), Investors
Research Corporation ("Investors Research") and TCI Portfolios, Inc. (the
"Fund").


         WHEREAS, Mutual, Investors Research and the Fund entered into a Fund Participation Agreement - Separate Account No. 2 ("Agreement") dated December 30, 1988, and


         WHEREAS, the parties to this Agreement desire to amend such Agreement.


         NOW, THEREFORE, the parties hereto agree as follows:


         1. COMPLIANCE WITH EXEMPTIVE ORDER CONDITIONS. The practice of providing investment company shares as underlying investment media for both variable annuity and variable life contracts is known as "mixed and shared funding." In order for the Fund to undertake mixed and shared funding, the Fund and Investors Research filed an application (File No. 812-6937) for an order of the Securities and Exchange Commission ("Commission") pursuant to section 6(c) of the 1940 Act, exempting the Fund and certain life insurance companies from certain provisions of the 1940 Act and the rules thereunder. The order was granted in SEC Release No. IC-16322 (the "Order"), subject to certain conditions contained in the Application (the "Conditions"). The following is a summary of the Conditions as set forth in the Notice of Application for Exemption (SEC Release No. IC-16287):

         a. A majority of the Board of the Fund shall consist of persons who are not "interested persons" of the Fund as defined by the 1940 Act.


         b. The Board of the Fund will monitor the Fund for the existence of any material irreconcilable conflict between the interests of contract owners of all separate accounts investing in the Fund.

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         c.     Each separate account investing in the Fund shall report any potential or existing conflict it discovers to the Fund's Board.


         d. The Board of the Fund shall promptly notify each separate account in writing of any irreconcilable material conflict and its implications.


         e. If an irreconcilable material conflict exists, each separate account shall, to the extent practicable, take whatever steps are necessary to remedy or eliminate such a conflict.


         f. Each separate account shall consider whether disclosure in the prospectus of the separate account regarding potential risks of mixed and shared funding is appropriate.


         g. Each separate account shall vote shares of the Fund in accordance with instructions received from the contract owners whose contract cash values are invested in shares of the Fund. Each separate account shall vote shares of the Fund for which no instructions have been received in the same proportion as shares of the Fund for which instructions have been received from contract owners.


         h. All reports of potential or existing conflicts received by the Board of the Fund, and all Board action with respect thereto, shall be recorded in the minutes of the Board and such records shall be made available to the Commission upon request.


         Mutual hereby agrees to comply with all the Conditions, as applicable, and the Fund reaffirms its undertaking to comply with the Conditions. The provisions of this Amendment are not subject to termination pursuant to section 7 of the Agreement and shall remain in effect for as long as necessary to satisfy the Conditions.


         IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the day and date first above written.

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                                                  MUTUAL OF AMERICA LIFE
                                                  INSURANCE COMPANY


     May 1, 1989                                  By: /s/ Manfred Altstadt
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Date


                                                  INVESTORS RESEARCH CORPORATION


     May 1, 1989                                  By: /s/
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Date


                                                  TCI PORTFOLIOS, INC.


     May 1, 1989                                  By: /s/
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Date

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